Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS FOURTH QUARTER AND YEAR END 2015

FINANCIAL RESULTS

Cash Balance of $196 Million; BLA Submission on Target

BERKELEY, CA – March 8, 2016 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2015.

The Company had $196.1 million in cash, cash equivalents and marketable securities as of December 31, 2015.

Total revenues for the year ended December 31, 2015, decreased by $7.0 million or 63 percent compared to the same period in 2014, primarily due to a $5.2 million decrease in collaboration revenue due to winding down of work performed for the AZD1419 program and expiration of our collaboration agreement with GSK in 2014.

Operating expenses increased by $6.8 million or seven percent during 2015 compared to 2014, primarily due to costs related to HBV-23, the Phase 3 clinical study of HEPLISAV-B™ completed in October 2015, preparation for the commercial launch of HEPLISAV-B in the United States and clinical trial expense for SD-101, Dynavax’s cancer immunotherapeutic product candidate.

The net loss allocable to common stockholders for the year ended December 31, 2015 was $106.8 million, or $3.25 per share, compared to $90.7 million, or $3.45 per share for the year ended December 31, 2014.

“During 2015, we completed HBV-23 and significantly strengthened the Company’s cash position.  Earlier this year we reported that this third pivotal study had met both co-primary endpoints.  We plan to resubmit the HEPLISAV-B BLA (Biologics License Application) to the FDA by the end of this month.  Based on our expectation of a six-month review, if our application is approved we expect to launch this product in the fourth quarter of this year,” said Eddie Gray, chief executive officer of Dynavax.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information visit www.dynavax.com.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding expected timing of the HEPLISAV-B BLA resubmission, possible approval, and expected launch. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether there will be the need for additional studies, further manufacturing enhancements or other activities, or other issues will arise that will delay the BLA resubmission and/or negatively impact the acceptance, review, duration of review and approval of the BLA by the FDA; whether we will successfully launch the product, possible claims against us, including enjoining sales of HEPLISAV-B based on the patent rights of others, and the potential size and value of approved indications addressable with HEPLISAV-B;  initiation and completion of pre-clinical studies and clinical trials of our other product candidates, including SD-101, in a timely manner; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; achieving the objectives of and maintaining our collaborative and licensing agreements; our ability to execute on our commercial strategies; whether our financial resources will be adequate without the need to obtain additional financing and other risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available.

DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Collaboration revenue	$535	$1,734	$2,765	$7,933
Grant revenue	75	142	683	2,688
Service and license revenue	75	401	602	411
Total revenues	685	2,277	4,050	11,032

Operating expenses:
Research and development	20,932	19,638	86,943	84,580
General and administrative	6,699	5,052	22,180	17,377
Unoccupied facility expense	-	-	-	386
Total operating expenses	27,631	24,690	109,123	102,343

Loss from operations	(26,946)	(22,413)	(105,073)	(91,311)

Interest income	127	29	205	191
Interest expense	-	(35)	(572)	(35)
Other income (expense), net	(43)	133	317	433
Loss on extinguishment of debt	-	-	(1,671)	-

Net loss	$(26,862)	$(22,286)	$(106,794)	$(90,722)

Preferred stock deemed dividend	-	-	-	-

Net loss allocable to common stockholders	$(26,862)	$(22,286)	$(106,794)	$(90,722)

Basic and diluted net loss per share allocable to common stockholders	$(0.70)	$(0.85)	$(3.25)	$(3.45)

Shares used to compute basic and diluted net loss per share allocable to common stockholders	38,429	26,298	32,881	26,289

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Cash, cash equivalents and marketable securities	$196,125	$122,652
Property and equipment, net	13,804	7,924
Goodwill	2,043	2,277
Other assets	4,661	5,437
Total assets	$216,633	$138,290

Liabilities and stockholders’ equity
Deferred revenues	$2,654	$12,765
Other liabilities	26,900	15,484
Long-term debt	-	9,559
Total liabilities	29,554	37,808
Stockholders’ equity	187,079	100,482
Total liabilities and stockholders’ equity	$216,633	$138,290

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